UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)


                            INFORMATION HOLDINGS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   456727 10 6
                                   -----------
                                 (CUSIP Number)


                                December 31, 2002
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 pages

---------------------                                         ------------------
CUSIP No. 456727 10 6                 13G                     Page 2 of 10 Pages
---------------------                                         ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures, L.P. - (IRS Identification No. 13-3784037)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             6,804,762
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            6,804,762
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,804,762
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           31.2%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 2 of 10 pages

---------------------                                         ------------------
CUSIP No. 456727 10 6                 13G                     Page 3 of 10 Pages
---------------------                                         ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus & Co. - (IRS Identification No. 13-6358475)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             6,804,762
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            6,804,762
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,804,762
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           31.2%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 3 of 10 pages

---------------------                                         ------------------
CUSIP No. 456727 10 6                 13G                     Page 4 of 10 Pages
---------------------                                         ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus LLC - (IRS Identification No. 13-4069737)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             6,804,762
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            6,804,762
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,804,762
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           31.2%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 4 of 10 pages

Item 1(a)           Name of Issuer:
                    --------------

                    Information Holdings Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    2777 Summer Street
                    Suite 209
                    Stamford, CT 06905

Items 2(a)
and 2(b)            Name of Person Filing; Address of Principal Business Office:
                    ------------------------------------------------------------

This Amendment No. 3 to Schedule 13G amends the Schedule 13G which was filed on December 31, 1998 (the "Schedule 13G") with respect to the Common Stock (as defined in Item 2(d) below) of the Company and is filed by and on behalf (a) Warburg, Pincus Ventures, L.P. a Delaware limited partnership ("WPV"); (b) Warburg Pincus & Co., a New York general partnership ("WP"); and (c) Warburg Pincus LLC, a New York limited liability company ("WP LLC"), which manages WPV. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

WPV, WP and WP LLC have shared dispositive and voting power with respect to 6,804,762 shares of Common Stock (as defined below).

Item 2(c)           Citizenship:
                    ------------

                    WPV is a Delaware limited partnership. WP is a New York general partnership. WP LLC is a New York limited liability company.

Item 2(d)           Title of Class of Securities:
                    -----------------------------

                    Common Stock, par value $0.01 per share  ("Common Stock")

Item 2(e)           CUSIP Number:
                    -------------

                    456727 10 6

Item 3              If this statement is filed pursuant toss.ss. 240.13d-1(b)
                    ---------------------------------------------------------
                    or 240.13d-2(b) or (c), check whether the person is filing
                    ----------------------------------------------------------
                    as a:
                    -----

                    Not Applicable

Item 4.             Ownership:
                    ----------


                               Page 5 of 10 pages

                    Warburg, Pincus Ventures, L.P.
                    ------------------------------

                    (a) Amount beneficially owned: 6,804,752 shares of Common Stock, as of December 31, 2002.

                    (b)  Percent of Class: 31.2%

                    (c)  (i)   Sole power to vote or direct the vote: -0-

                         (ii)  Shared power to vote or direct the
                               vote: 6,804,762

                         (iii) Sole power to dispose of or direct
                               the disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 6,804,762

                    Warburg Pincus & Co.
                    --------------------

                    (a) Amount beneficially owned: 6,804,762 shares of Common Stock, as of December 31, 2002.

                    (b)  Percent of Class: 31.2%

                    (c)  (i)   Sole power to vote or direct the vote: -0-

                         (ii)  Shared power to vote or direct the
                               vote: 6,804,762

                         (iii) Sole power to dispose of or direct the
                               disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 6,804,762

                    Warburg Pincus LLC
                    ------------------

                    (a) Amount beneficially owned: 6,804,762 shares of Common Stock, as of December 31, 2002.

                    (b)  Percent of Class: 31.2%


                               Page 6 of 10 pages

                    (c)  (i)   Sole power to vote or direct the vote: -0-

                         (ii)  Shared power to vote or direct the
                               vote: 6,804,762

                         (iii) Sole power to dispose of or direct the
                               disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 6,804,762

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]


Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    -------

                    Not Applicable

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ----------------

                    Not Applicable

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------

WPV, WP and WP LLC are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each of WPV, WP and WP LLC disclaims beneficial ownership of all of the Common Shares, other than those reported herein as being owned by it.

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable


                               Page 7 of 10 pages

Item 10             Certification:
                    --------------

                    Not Applicable


                               Page 8 of 10 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2003

WARBURG, PINCUS VENTURES, L.P.

By: Warburg Pincus & Co., General Partner

By: /s/ Scott A. Arenare
    ------------------------------
Name:  Scott A. Arenare
Title: Partner


WARBURG PINCUS & CO.

By: /s/ Scott A. Arenare
    ------------------------------
Name:  Scott A. Arenare
Title: Partner


WARBURG PINCUS LLC

By: /s/ Scott A. Arenare
    ------------------------------
Name:  Scott A. Arenare
Title: Member


                               Page 9 of 10 pages

                                  EXHIBIT INDEX

                                      None


                              Page 10 of 10 pages